UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 27, 2003

Rudolph Technologies, Inc.
(Exact name of registrant as specified in its charter)
DELAWARE	000-27965	22-3531208
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Rudolph Road, Flanders, NJ 07836
(Address of principal executive offices)

Registrant's telephone number, including area code: (973) 691-1300

Item 7. Financial Statements and Exhibits.

            (c)  Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release issued October 27, 2003

Item 12.  Disclosure of Results of Operations and Financial Condition.

        On October 27, 2003, Rudolph Technologies, Inc. issued a press release reporting its financial results for the three and nine months ended September 30, 2003.  The press release is attached hereto as Exhibit 99.1.

        The information in this Current Report on Form 8-K and the Exhibit attached hereto shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release issued October 27, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Rudolph Technologies, Inc.

Date: October 27, 2003	By: /s/ Paul F. McLaughlin
Paul F. McLaughlin Chairman and Chief Executive Officer

EXHIBIT 99.1

RUDOLPH TECHNOLOGIES POSTS SEQUENTIAL GROWTH
IN REVENUE, GROSS MARGIN AND EPS

*Anticipates 6% to 10% Sequential Revenue Growth for Fourth Quarter
*Increased Order Activity Expected to Lead to Increased Revenue in the First Half of 2004

Flanders, NJ, October 27, 2003 - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process control equipment for thin film measurement and macro defect inspection during Integrated Circuit (IC) manufacturing, today announced financial results for the third quarter ended September 30, 2003.

Highlights for the third quarter include:

*  Revenue increases to $14.2 million; Gross margin increases by 3% over prior year
*  Profitability increases sequentially with EPS of $0.03
*  Strengthening balance sheet supported by $3.4 million sequential increase in cash and marketable securities to $81.0 million

Discussing the third quarter results, Paul F. McLaughlin, Chairman and CEO commented:

"Our performance this quarter clearly validates our business strategy - that we continue to invest in the development of leading-edge products while remaining profitable - regardless of the business environment.  As a result, we believe we have built the foundation for future growth as the market improves by developing new product offerings in each of our four main metrology niches - Metal with MetaPULSE, Transparent with the S-ultra<TM> family, Macro Defect with WaferView and Integrated Metrology with i-MOD<TM>.  This broad product offering is enabling the Company to compete on levels not available to us a few years ago, when we achieved record results during the industry's last peak cycle.  This has created a lot of excitement at Rudolph, knowing we have the opportunity to surpass our previous levels when the recovery takes hold and our customers have the confidence to further increase capacity and add new tools."

The Company's third quarter revenue totaled $14.2 million compared to $15.2 million for the third quarter of 2002.  Although management had previously anticipated a flat quarter, revenue for the 2003 third quarter increased a modest 2% compared to the 2003 second quarter revenue of $13.9 million.  During the third quarter, international sales represented approximately 56% of revenue while domestic sales accounted for 44%.  This compares to international sales of 33% of revenue and domestic sales of 67% in the year-ago quarter.  Approximately 46% of the Company's 2003 third quarter revenue was from 300 millimeter tools.

The Company continued its strong heritage of maintaining profitability as third quarter net income totaled $465,000, or $0.03 per diluted share compared to net income of $286,000, or $0.02 per diluted share for the 2003 second quarter.  The Company reported a net loss of $3.1 million, or $0.19 per share for the 2002 third quarter.  The adjusted net income for third quarter 2002, which excludes an in-process R&D charge related the Company's acquisition of the Yield Metrology Group on September 24, 2002 and other acquisition related charges, was $793,000, or $0.05 per diluted share.

Third quarter gross margin increased to 44% compared to 43% in the 2003 second quarter.  The gross margin in the year-ago period was 41%.  The year-over-year increase in gross margin is primarily due to licensing revenues from the Yield Metrology Group related to certain inspection technology.

Research & development (R&D) expenses for the third quarter totaled $3.1 million, compared to $3.2 million in the second quarter of 2003, and $3.0 million in the year-ago period.  As a percentage of revenue, R&D was 22%, compared to 23% last quarter, and 20% in the same quarter last year.  The year-over-year increase in R&D is primarily due to the cost associated with the engineering team acquired as part of the Yield Metrology Group acquisition.  This increase is partially offset by the timing of engineering project costs and the cost reduction initiatives that were implemented by the Company in the first quarter of 2003.   On a year to date basis, the Company's spending on R&D has increased by 23% in absolute dollars over the prior year.  The Company continues to maintain tight control on its spending while continuing to invest in R&D for new products and infrastructure.

Selling, general & administrative (S,G&A) expenses for the third quarter totaled $2.6 million, compared to $2.5 million in the second quarter of 2003, and $3.5 million in the prior year period.  As a percentage of revenue, S,G&A was 18% in both the 2003 second and third quarter compared to 23% for the prior year period.   The year-over-year decrease is primarily due to the Company's cost reduction initiatives implemented in 2003 as well as a charge in the third quarter of 2002 for acquisition related costs that did not reoccur.  This decrease was partially offset by cost associated with the Yield Metrology Group.

Balance Sheet Strength

At September 30, 2003, the Company's cash and marketable securities totaled $81.0 million increasing by $3.4 million during the third quarter.  Working capital changed slightly from June 30, 2003 increasing to $108.4 million.

Outlook

The Company is currently anticipating revenue for the fourth quarter ending December 31, 2003 to be sequentially up 6% to 10% compared to that of the 2003 third quarter revenue of $14.2 million.  The Company is anticipating diluted earnings per share to be approximately $0.03 to $0.04 for the 2003 fourth quarter.

"Consistent with our previous outlook, we are forecasting a stronger second half of 2003 with regards to bookings - as indicated by our recent announcement in which a major Taiwanese foundry customer ordered seven tools scheduled for delivery over the next several quarters.  There are increased signs of customer activity, which are often precursors of a capacity-based industry upturn.   Nonetheless, while these developments are encouraging, we maintain a position of measured optimism until longer-term visibility improves," McLaughlin concluded.

Use of Non-GAAP Measures

The non-GAAP financial measures used in this news release exclude an in-process research and development charge incurred in connection with the Company's acquisition of the Yield Metrology Group and costs related to acquisitions not pursued in 2002.  Management believes that the non-GAAP adjusted net income and income per diluted share for the third quarter of 2002 provide a useful measure of financial performance.  We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in comparing financial performance on a quarterly basis and provide consistency in our financial reporting.   However, these non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) in the United States and may be different from the non-GAAP financial measures used by other companies.  Non-GAAP financial measures should be considered supplemental, and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.   Investors should review the reconciliation of the non-GAAP financial measures used in this news release to the most directly comparable GAAP financial measures as provided in tabular format with the financial statements attached to this news release.

Conference call

Rudolph Technologies will be hosting a conference call today at 4:45PM EDT. A live webcast will also be available to investors on the Company’s web site at www.rudolphtech.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software.

About Rudolph Technologies

Rudolph Technologies is a worldwide leader in the design, development manufacture and support of high-performance process control metrology systems used by semiconductor device manufacturers.  The Company provides a full-fab solution through its families of proprietary systems for metrology applications used throughout the device manufacturing process.  Rudolph's product development has successfully anticipated and addressed many emerging trends that are driving the semiconductor industry's growth.   The Company's success in creating complementary metrology applications through aggressive research and development is key to Rudolph's strategy for continued technological and market leadership.

This press release contains forward-looking statements, including, but not limited to, statements related to our expectations regarding our revenue and earnings expectations for the fourth quarter of 2003, increases in customer orders and bookings, future growth of our business, and the overall improvement in the market.  Actual results may differ materially from those projected due to a number of risks, including, but not limited to, the impact of the slowdown in the overall economy, the uncertainty of the current global political environment, the potential for terrorist attacks, the potential for business disruptions due to infectious diseases, changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments, the timing of revenue recognition of shipments, new product offerings from our competitors, changes in or an inability to execute Rudolph Technologies’ business strategy, unanticipated manufacturing or supply problems, and changes in tax rules.  Rudolph Technologies cannot guarantee future results, levels of activity, performance or achievements.  The matters discussed in this press release also involve risks and uncertainties summarized under the heading "Risk Factors" in Rudolph Technologies’ Form 10-K filed for the year ended December 31, 2002.  These factors are updated from time to time through the filing of reports and registration statements with the Securities and Exchange Commission.  Rudolph Technologies does not assume any obligation to update the forward-looking information contained in this press release.

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($000) - (Unaudited)

	September 30,	December 31,
	2003	2002
ASSETS
Current assets
Cash and marketable securities	$ 81,007	$ 73,270
Accounts receivable, net	11,811	16,142
Inventories	26,083	30,488
Prepaid and other assets	2,215	4,033
Total current assets	121,116	123,933
Net property, plant and equipment	6,681	7,454
Intangibles	23,808	24,465
Other assets	6,151	6,111
Total assets	$ 157,756	$ 161,963

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$ 4,900	$ 6,502
Other current liabilities	7,823	11,380
Total current liabilities	12,723	17,882
Stockholders' equity	145,033	144,081
Total liabilities & stockholders' equity	$ 157,756	$ 161,963

(table to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($000) - (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2003	2002	2003	2002

Revenues	$ 14,169	$ 15,199	$ 42,605	$ 40,355
Cost of revenues	7,890	8,966	24,282	23,578
Gross profit	6,279	6,233	18,323	16,777
Operating expenses:
Research and development	3,149	3,010	9,798	7,968
In-process research and development	-	3,500	-	3,500
Selling, general and administrative	2,592	3,475	7,996	8,062
Amortization	219	65	657	193
Total operating expenses	5,960	10,050	18,451	19,723
Operating income/(loss)	319	(3,817)	(128)	(2,946)
Interest income and other, net	285	746	1,332	1,589
Provision for income taxes	139	20	278	630
Net income/(loss)	$ 465	$ (3,091)	$ 926	$ (1,987)

Net income/(loss) per share:

Basic	$ 0.03	$ (0.19)	$ 0.06	$ (0.12)
Diluted	$ 0.03	$ (0.19)	$ 0.06	$ (0.12)

Weighted average shares outstanding:

Basic	16,376,434	16,226,346	16,354,962	16,179,442
Diluted	16,781,359	16,226,346	16,606,139	16,179,442

RECONCILIATION OF NET INCOME/(LOSS) TO ADJUSTED NET INCOME:

Net income/(loss)	$ 465	$ (3,091)	$ 926	$ (1,987)
In-process R&D	-	3,500	-	3,500
Cost related to acquisitions not completed, net of tax	-	384	-	384
Adjusted net income	$ 465	$ 793	$ 926	$ 1,897

Adjusted net income per share:

Basic	$ 0.03	$ 0.05	$ 0.06	$ 0.12
Diluted	$ 0.03	$ 0.05	$ 0.06	$ 0.11

Weighted average shares outstanding:

Basic	16,376,434	16,226,346	16,354,962	16,179,442
Diluted	16,781,359	16,474,893	16,606,139	16,714,665

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